UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2015

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Carrizo Oil & Gas, Inc. (the “Company,” “Carrizo,” “we” or “us”) is hereby providing the following operational updates.

Acquisition Activity. We recently closed a small “bolt-on” acquisition adjacent to our existing acreage in the Permian Basin and are actively pursuing several acquisition opportunities with a focus on properties in the Delaware Basin portion of the Permian Basin, including current negotiations and discussions relating to more than one acquisition, which include both producing and non-producing properties (the “Possible Acquisitions”). However, we have not entered into preliminary or definitive agreements in connection with the Possible Acquisitions. If agreements are ultimately reached, we currently expect to consummate one or more of such Possible Acquisitions in the fourth quarter of 2015. There can be no assurances that an agreement for any of the Possible Acquisitions will be reached or that any Possible Acquisition or any other acquisition will be consummated or that any acquisition will be beneficial to us.

Borrowing Base Redetermination. The borrowing base redetermination process for fall 2015 for our revolving credit facility is ongoing and we expect it to be completed by the end of October 2015. In connection with this process, the administrative agent under our revolving credit facility has approved, and recommended to the lenders (i) that the borrowing base (as defined in the credit agreement governing our revolving credit facility) remain unchanged until the next borrowing base redetermination in spring 2016, at its current level of $685.0 million and (ii) an adjustment to the covenant requiring the maintenance of a Total Debt to EBITDA ratio (each as defined in the credit agreement governing our revolving credit facility) of not more than 4.00 to 1.00, such that the permissible ratio is increased to 4.75 to 1.00 through December 31, 2016, reducing to 4.375 to 1.00 through December 31, 2017, and returning to 4.00 to 1.00 thereafter. We currently expect that, as a result of this process, the lenders will adopt the recommendation of the administrative agent with respect to both the borrowing base redetermination and the adjustment to our Total Debt to EBITDA financial covenant within the next several weeks. Adoption of the adjustment to the covenant requiring the maintenance of a maximum Total Debt to EBITDA ratio requires the approval of lenders holding a simple majority of the commitment amount to our revolving credit facility. Such borrowing base redetermination and the adjustment to our Total Debt to EBITDA financial covenant are at the discretion of the lenders under our revolving credit facility and there can be no assurance as to the final amount of the borrowing base or any adjustment to our Total Debt to EBITDA financial covenant approved by the lenders.

Updates to Hedging Program. We use commodity derivative instruments, primarily fixed price swaps, costless collars, puts and calls to reduce our exposure to commodity price volatility for a substantial, but varying, portion of our forecasted crude oil and natural gas production and thereby achieve a more predictable level of cash flows to support our drilling and completion capital expenditure program. Costless collars are designed to establish floor and ceiling prices on anticipated future production. While the use of collars limits the downside risk of adverse price movements below the floor price, collars also limit the benefit of favorable price movements above the ceiling price. We do not enter into derivative instruments for speculative or trading purposes.

Since June 30, 2015, we have entered into a number of fixed price swap transactions and sold call options at average NYMEX prices as set forth below:

Period	Type of Contract	Volumes (in Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
2016	Fixed Price Swaps	8,000	$60.03
2017	Sold Call Options	2,500		$60.00
2018	Sold Call Options	2,888		$60.00
2019	Sold Call Options	3,375		$62.50
2020	Sold Call Options	4,075		$65.00

Preliminary Third Quarter 2015 Update. Production volumes during the third quarter of 2015 are estimated to be 35,948 Boe/d. This represents an increase of 7% versus the third quarter of 2014 and exceeds the high-end of our guidance range of 33,133-34,300 Boe/d. Oil production during the third quarter of 2015 is estimated to be 23,573 Bbls/d, an increase of 18% versus the third quarter of 2014; natural gas and NGL production are estimated to be 51,710 Mcf/d and 3,757 Bbls/d, respectively, for the third quarter of 2015.

Given the continued strong performance from our primary operating areas, we are increasing our 2015 oil production guidance to 22,750-22,850 Bbls/d from 22,350-22,500 Bbls/d. Using the midpoint of this range, our 2015 oil production growth guidance increases to 21% from 19% previously. For natural gas and NGLs, we are increasing our 2015 guidance to 56-57 MMcf/d and 3,500-3,600 Bbls/d, respectively, from 54-56 MMcf/d and 3,250-3,350 Bbls/d.

We have prepared these third quarter estimates in good faith based upon our internal reporting and accruals as of and for the three months ended September 30, 2015. Such estimated volumes are preliminary and are thus inherently uncertain and subject to change as we complete our financial results and operating data for the three months ended September 30, 2015. Given the timing of such estimates, there can be no assurance that our final results for this period will not differ from these estimates. Our fourth quarter and 2015 production estimates are based on, among other things, historical results, estimated third quarter production, expected operations for the fourth quarter and expected market conditions. There can be no assurance that our fourth quarter and 2015 production will not differ from these estimates. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and described below.

Full Cost Ceiling Test Impairment. Based on current estimates of costs and the 12 month average benchmark crude oil and natural gas prices at September 30, 2015 and forecasted costs and forecasted 12 month average benchmark crude oil and natural gas prices through December 31, 2015, we anticipate recognizing after-tax full cost ceiling test impairments of our oil and gas properties in the third and fourth quarters of 2015. We currently estimate the range of after-tax impairment for the third quarter of 2015 is $550.0 million to $650.0 million. The full cost ceiling test impairment estimate is driven primarily by the significant decrease in crude oil prices beginning in the fourth quarter of 2014.

We have prepared this estimate in good faith based upon our internal reporting, operational results and estimates, reserves calculations and accruals as of September 30, 2015. This current estimate of our impairment for the third quarter of 2015 is preliminary and thus is inherently uncertain and subject to change as we complete our financial results, operating results and internal reserves as of and for the three months ended September 30, 2015. Given the timing of these estimates, there can be no assurance that our final after-tax impairment for this period will fall within the range set forth above, and that such variation could be material. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2014.

On October 15, 2015, the Company issued a press release announcing, among other things, an operational update. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated in this Item 8.01 by reference.

Statements in this report, including but not limited to those relating to expectations regarding timing and levels of production, drilling, and completion and, preliminary third quarter results, modifications to financial covenants and the result of any borrowing base redetermination, our ability to make, integrate and develop acquisitions including the Possible Acquisitions and realize any expected benefits or effects of completed acquisitions, hedging activity, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding changes in commodity prices, well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, determination of final financial results and operating data, performance of rig operators, spacing test results, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, factors affecting ability to reach agreement and complete acquisitions, actions by sellers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Carrizo Oil & Gas, Inc. dated October 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: October 15, 2015

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Carrizo Oil & Gas, Inc. dated October 15, 2015.